                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 99.1


               DISTRIBUTION DIVISION OF REPTRON ELECTRONICS, INC.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                            Page
                                                                                            ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                                           F-2


FINANCIAL STATEMENTS

     Balance Sheets as of December 31, 2001 and 2002 and March 31, 2003                      F-3

     Statements of Operations for the years ended December 31, 2000, 2001 and 2002
       and the Three Months Ended March 31, 2002 and 2003                                    F-4

     Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002
       and the Three Months Ended March 31, 2002 and 2003                                    F-5

     Notes to Financial Statements                                                           F-6

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Reptron Electronics, Inc.

We have audited the accompanying balance sheets of the Distribution Division of Reptron Electronics, Inc., representing a carve-out of a business as defined in Note A (the Distribution Division) as of December 31, 2001 and 2002, and the related statements of operations, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of Reptron Electronics, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Distribution Division as of December 31, 2001 and 2002, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Distribution Division of Reptron Electronics, Inc. will continue as a going concern. As discussed in Note D to the financial statements, Reptron Electronics, Inc. had incurred significant losses in 2002, is in default on its line of credit as of December 31, 2002 and subsequently defaulted on its obligations to the holders of convertible notes payable, resulting from not making a scheduled interest payment. These conditions also apply to the Distribution Division and raise substantial doubt about its ability to continue as a going concern. These matters are more fully discussed in Note D to the consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note C to the financial statements, the Distribution Division adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") on January 1, 2002.

/s/ GRANT THORNTON LLP


Tampa, Florida
August 15, 2003

               Distribution Division of Reptron Electronics, Inc.
                                 BALANCE SHEETS
                                 (in thousands)


                                                                                        December 31,             March 31,
                                                                                    ----------------------       ----------
                                                                                     2001           2002           2003
                                                                                    -------        -------        -------
                                                       ASSETS                                                    (unaudited)
CURRENT ASSETS
  Accounts receivable - trade, net                                                  $16,382        $ 9,346        $11,303
  Inventories, net                                                                   42,670         26,361         12,333
  Prepaid expenses and other                                                            319            175            244
                                                                                    -------        -------        -------
     Total current assets                                                            59,371         35,882         23,880
PROPERTY, PLANT AND EQUIPMENT - AT COST, NET                                          2,565          1,694             --
GOODWILL, NET                                                                         3,294          3,294             --
DEFERRED TAX ASSET                                                                    2,179          2,179          2,179
OTHER ASSETS                                                                            111            270             49
                                                                                    -------        -------        -------
      TOTAL ASSETS                                                                  $67,520        $43,319        $26,108
                                                                                    =======        =======        =======
                                        LIABILITIES AND NET INVESTED CAPITAL
CURRENT LIABILITIES
  Accounts payable - trade                                                          $12,010        $ 7,667        $ 6,644
  Accrued expenses                                                                    1,851          1,396          1,373
  Accrued restructuring costs                                                            --          1,081            566
                                                                                    -------        -------        -------
     Total current liabilities                                                       13,861         10,144          8,583
COMMITMENTS AND CONTINGENCIES                                                            --             --             --
NET INVESTED CAPITAL                                                                 53,659         33,175         17,525
                                                                                    -------        -------        -------
     TOTAL LIABILITIES AND NET INVESTED CAPITAL                                     $67,520        $43,319        $26,108
                                                                                    =======        =======        =======


         The accompanying notes are integral part of these statements.

               Distribution Division of Reptron Electronics, Inc.
                            STATEMENTS OF OPERATIONS
                                 (in thousands)


                                                                                            Three Months Ended
                                              Years Ended December 31,                           March 31,
                                      -------------------------------------------         -------------------------
                                        2000            2001              2002              2002             2003
                                      --------        ---------         ---------         --------         --------
                                                                                        (unaudited)      (unaudited)
Net sales                             $327,952        $ 199,470         $ 113,439         $ 33,687         $ 22,898
Cost of goods sold                     267,546          173,304            97,786           28,140           29,162
                                      --------        ---------         ---------         --------         --------
     Gross profit                       60,406           26,166            15,653            5,547           (6,264)
Other operating expenses:
  Selling, general and
    administrative                      45,534           42,655            33,341            8,497            5,580
  Impairments                               --               --                --               --            5,067
                                      --------        ---------         ---------         --------         --------
      Operating income (loss)           14,872          (16,489)          (17,688)          (2,950)         (16,911)
Interest expense, net                    5,376            3,740             2,456              736              819
                                      --------        ---------         ---------         --------         --------
        Earnings (loss) before
          income taxes                   9,496          (20,229)          (20,144)          (3,686)         (17,730)
Income tax provision
  (benefit)                              3,935           (5,570)               --               --               --
                                      --------        ---------         ---------         --------         --------
     Net earnings (loss)              $  5,561        $ (14,659)        $ (20,144)        $ (3,686)        $(17,730)
                                      ========        =========         =========         ========         ========


The accompanying notes are an integral part of these statements.

               Distribution Division of Reptron Electronics, Inc.
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                                                         Three Months Ended
                                                               Years Ended December 31,                        March 31,
                                                     ------------------------------------------         -----------------------
                                                       2000             2001             2002            2002            2003
                                                     --------         --------         --------         -------         -------
                                                                                                      (unaudited)     (unaudited)
Increase (decrease) in cash and cash
  equivalents
Cash flows from operating activities:
  Net earnings (loss)                                $  5,561         $(14,659)        $(20,144)        $(3,686)        $(17,730)
  Adjustments to reconcile net earnings
    (loss) to net cash provided by (used in)
    operating activities:
      Impairments                                          --               --               --              --            5,067
      Depreciation and amortization                     1,905            1,744              826             394              168
      (Gain) loss on sale of assets                        --             (949)             254              --               --
      Deferred income taxes                              (532)          (1,708)              --              --               --
      Change in assets and liabilities:
        Accounts receivable - trade                   (21,534)          35,727            7,036          (4,275)          (1,957)
        Inventories                                   (41,182)          42,863           16,309           3,773           14,028
        Prepaid expenses and other assets                  90              503              (15)            (14)             152
        Accounts payable - trade                       12,939          (30,002)          (4,343)          2,494           (1,023)
        Accrued expenses                                1,273             (555)            (455)            280              (23)
        Restructuring reserve                              --               --            1,081              --             (515)
                                                     --------         --------         --------         -------         --------
               Net cash (used in) provided by
                 operating activities                 (41,480)          32,964              549          (1,034)          (1,833)
Cash flows from investing activities:
  Purchases of property, plant and
    equipment                                          (1,249)          (1,797)            (209)            (43)            (247)
  Proceeds from the sale of property,
    plant and equipment                                    --            3,250               --              --               --
                                                     --------         --------         --------         -------         --------
               Net cash (used in) provided by
                 investing activities                  (1,249)           1,453             (209)            (43)            (247)
Cash flows from financing activities:
  Payments on long-term obligations                      (219)            (230)              --              --               --
  Cash changes in net invested capital                 42,948          (34,187)            (340)          1,077            2,080
                                                     --------         --------         --------         -------         --------
               Net cash provided by (used in)
                 financing activities                  42,729          (34,417)            (340)          1,077            2,080
Net increase in cash and cash equivalents                  --               --               --              --               --
Cash and cash equivalents at beginning of
  period                                                   --               --               --              --               --
                                                     --------         --------         --------         -------         --------
Cash and cash equivalents at end of period           $     --         $     --         $     --         $    --         $     --
                                                     ========         ========         ========         =======         ========


The accompanying notes are an integral part of these statements.

               Distribution Division of Reptron Electronics, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                (Including notes applicable to unaudited periods)


NOTE A - ORGANIZATION AND BASIS OF PRESENTATION

The Distribution Division of Reptron Electronics, Inc. ("the Distribution Division") is a national distributor of electronic components throughout the United States.

The accompanying carve out financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Jaco Electronics, Inc. ("Jaco") Form 8-K. These financial statements have been prepared on a historical cost basis from the books and records of Reptron Electronics, Inc. ("Reptron") on the basis of established accounting methods, practices, procedures and policies and the accounting judgments and estimation methodologies used by Reptron, as further discussed in Note C. The unaudited financial statements and the related notes thereto for March 31, 2002 and 2003, include all normal recurring adjustments, which in the opinion of management, are necessary for a fair presentation and are prepared on the same basis as the audited annual statements. The interim results are not necessarily indicative of the results that may be expected for the full year.

Assets and liabilities separately and distinctly identifiable to the Distribution Division are reflected on the accompanying balance sheets. No other assets, liabilities or debt of Reptron has been allocated to the Distribution Division.

Sales and primarily all expenses are separately and distinctly identifiable to the Distribution Division from the other Reptron business units, except for certain corporate overhead costs and interest expense for which cost allocations have been charged and reflected in the financial statements. In the opinion of management, historical charges and allocations have been determined on a reasonable basis and reflect the expenses of the Distribution Division. However, such charges and allocations are not necessarily indicative of the level of expenses which might have been incurred had the Distribution Division been operating as a stand-alone entity. For additional information regarding the expenses charged or allocated to the Distribution Division by Reptron see Note E.

Because of the special purpose of the Distribution Division's financial statements and the significant related party transactions (see Note E), these carve out financial statements may not necessarily be indicative of the financial position, results of operations or cash flows that would have resulted if the Distribution Division had been operated as a separate, stand-alone entity. Management believes that the accounting judgments, estimations and allocations made in preparing these carve out financial statements were reasonable.

NOTE B - SALE OF DISTRIBUTION DIVISION

On June 13, 2003, Reptron sold certain identifiable assets (other than accounts receivable and certain inventory) and business of the Distribution Division to Jaco for a purchase price of approximately $9.2 million, consisting of approximately $5.6 million in cash paid to Reptron at closing, and the assumption of certain liabilities by Jaco, totaling approximately $3.6 million.

During the first quarter of 2003, Reptron made the determination to dispose of the Distribution Division. Upon this determination and based on the expected sales proceeds, the Distribution Division recorded impairments of $3.3 million related to goodwill and $1.8 million related to property, plant and equipment. Furthermore, the Distribution Division recognized in cost of goods sold a charge of $10.4 million related to inventory reserves, which was based on the anticipated sales proceeds.

               Distribution Division of Reptron Electronics, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                (Including notes applicable to unaudited periods)


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.       Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, goodwill, deferred income taxes, restructuring costs and contingent liabilities. Actual results could differ from those estimates.

2.       Revenue Recognition

Revenues are recognized upon shipment of product, at which time title to goods has transferred to the buyer. The Distribution Division performs periodic credit evaluations of its customers' financial condition and does not require collateral on its accounts receivable. Credit losses are provided for in the financial statements and consistently have been within management's expectations. Accounts receivable are presented net of an allowance for doubtful accounts of $456,000, $477,000 and $564,000 as of December 31, 2001 and 2002 and
March 31, 2003, respectively. The Distribution Division incurred $973,000, $1,499,000, $902,000, $111,000 and $113,000 of bad debt expense during the years ended December 31, 2000, 2001, and 2002 and the three months ended March 31, 2002 and 2003, respectively.

One customer accounted for approximately 12% of the Distribution Division's net revenue in 2001.

3.       Inventories

Inventories are stated at the lower of cost or market. The Distribution Division uses the average cost method to measure cost, which approximates FIFO. The Distribution Division evaluates inventories for excess, obsolescence or other factors that may render inventories unmarketable at normal margins. Write-downs are recorded so that inventories reflect the approximate net realizable value and take into consideration the Distribution Division's contractual provisions with its customers and suppliers governing price protection, stock rotation and return privileges relating to obsolescence. See also Note B.

The Company does not have long-term contracts or arrangements with most of its vendors to guarantee the availability of merchandise, particular payment terms or the extension of credit limits.

               Distribution Division of Reptron Electronics, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                (Including notes applicable to unaudited periods)


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

4.       Property, Plant and Equipment

Depreciation is provided for, using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (buildings 39 1/2 years, most other asset categories 5 years). Leasehold improvements are amortized using the straight-line method over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased equipment under capital leases is amortized using the straight-line method over the lives of the respective leases or over the service lives of the assets for those leases, which substantially transfer ownership. Accelerated methods are used for tax depreciation.

5.       Goodwill

Through December 31, 2001, goodwill was amortized over a twenty-year period, using the straight-line method. Goodwill was approximately $4,889,000, less accumulated amortization of approximately $1,595,000 at December 31, 2001 and 2002. On January 1, 2002, the Distribution Division adopted the provisions of the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS 142 requires that ratable amortization of goodwill be replaced with periodic tests for goodwill impairment. Reptron prepared an internal valuation of the Distribution Division as of January 1, 2002 and periodically throughout 2002. Based on these analyses, there is no impairment of the net goodwill through December 31, 2002. See Note B regarding impairment recognized in the three month period ended March 31, 2003. Amortization expense was $244,000 during 2000 and 2001.

6.       Impairment of Long-Lived Assets

Reptron's policy is to periodically review and evaluate whether there has been a permanent impairment in the value of long-lived assets. Factors considered in the evaluation include current operating results, trends and anticipated undiscounted future cash flows. An impairment loss is recognized to the extent that the sum of discounted estimated future cash flows (using Reptron's incremental borrowing rate over a period of less than 30 years) that is expected to result from the use of the asset is less than the carrying value. There have been no impairment losses in 2000, 2001 or 2002. See Note B regarding impairment recognized in the three month period ended March 31, 2003.

7.       Income Taxes

Income taxes are accounted for on the liability method, as provided by SFAS No. 109, "Accounting For Income Taxes." Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse.

               Distribution Division of Reptron Electronics, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                (Including notes applicable to unaudited periods)


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

The Distribution Division's results have been included in Reptron's consolidated U.S. federal and applicable state income tax returns filed by Reptron. While there was not a formal tax sharing agreement, the provision for income taxes, the related assets and liabilities and the disclosures in the footnotes are presented as if the Distribution Division had a tax sharing arrangement with Reptron. As a result, the Distribution Division has recognized benefits associated with Reptron's utilization of the Distribution Division's net operating losses. Accordingly, the income tax provision and benefits are not necessarily indicative of amounts that would have been recognized had the Distribution Division filed separate tax returns.

8.       Statement of Cash Flows

Reptron utilizes a centralized cash management system under which all cash received and disbursements made by the Distribution Division are controlled resulting in the Distribution Division's cash balance always being zero. The net cash generated or used by the Distribution Division in the statement of cash flows is reflected as the change in net invested capital.

9.       Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe the adoption of this statement will have a significant effect on the Distribution Division.

In June 2002, the FASB issued Statement 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires entities to recognize costs associated with exit or disposal activities when liabilities are incurred rather than when the entity commits to an exit or disposal plan, as currently required. Examples of costs covered by this guidance include one-time employee termination benefits, costs to terminate contracts other than capital leases, costs to consolidate facilities or relocate employees, and certain other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, and will impact any exit or disposal activities the Distribution Division initiates after that date.

NOTE D - OPERATIONAL MATTERS

The accompanying financial statements have been prepared assuming the Distribution Division will continue as a going concern. Reptron had incurred significant losses in 2002, is in default on its line of credit as of December 31, 2002 and subsequently defaulted on its obligations to the holders of convertible notes payable, resulting from not making a scheduled interest payment. These financial issues also apply to the Distribution Division and raise substantial doubt about its ability to continue as a going concern. Due to the sale of the Distribution Division, as further discussed in Note B, further assessment of Reptron management's plans regarding the future viability of the Distribution Division is not presented.

               Distribution Division of Reptron Electronics, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                (Including notes applicable to unaudited periods)


NOTE E - RELATED PARTY TRANSACTIONS

Sales to Related Parties

The Distribution Division had sales to other Reptron divisions of approximately $9,982,000, $7,357,000, $8,120,000, $2,016,000 and $882,000 during the years ended December 31, 2000, 2001 and 2002 and the three months ended March 31, 2002 and 2003, respectively, which are included in net sales in the accompanying statements of operations. Cost of goods sold related to these sales was approximately $8,688,000, $6,339,000, $6,918,000, $1,843,000 and $741,000 during the years ended December 31, 2000, 2001 and 2002 and the three months ended March 31, 2002 and 2003, respectively, which are included in cost of goods sold in the accompanying statement of operations.

Allocation of Corporate Selling, General and Administrative Expenses

Reptron has allocated certain corporate selling, general and administrative expenses to the Distribution Division in preparing these carve out financial statements. These expenses primarily relate to corporate payroll and other benefits, directors' and officers' insurance, outside services and other costs. These costs have been allocated to the Distribution Division based on an estimate of the percentage of time incurred by corporate employees in relation to the Distribution Division. Total selling, general and administrative expense allocated to the Distribution Division was approximately $1,475,000, $2,705,000, $2,988,000, $675,000 and $657,000 for the years ended December 31, 2000, 2001, and 2002 and the three months ended March 31, 2002 and 2003, respectively. In the opinion of management, the allocation of these costs has been determined on a reasonable basis and reflects the expenses of the Distribution Division.

Debt

Reptron maintains substantially all debt obligations at the corporate level, for the benefit of the consolidated company. Reptron's Credit Agreement was established on October 10, 2002, and replaced the existing credit agreement and lenders. The Credit agreement provides up to $60 million through October 10, 2005. Borrowings under the Credit Agreement are collateralized by substantially all assets of Reptron, inclusive of the Distribution Division. Such assets include inventory, accounts receivable, equipment and general intangibles and certain real property. The Credit Agreement limits the amount of capital expenditures and prohibits the payment of dividends without the lender's consent. The Credit Agreement provides for, upon notice to the lender, advancement of funds pursuant to either a Domestic Rate Loan (5.5% at December 31, 2002) or a Eurodollar Rate loan based on the London interbank market plus an indexed spread. As of December 31, 2002, approximately $6.2 million was available under this Credit Agreement.

Furthermore, Reptron has $76.3 million of 6-3/4% Convertible Subordinated Notes (the "Convertible Notes") outstanding as of December 31, 2001 and 2002, which pay interest semi-annually on February 1 and August 1 at a rate of 6.75%. The holders of the Convertible Notes have the right to convert any portion of the principal amount of the outstanding Convertible Notes, at the date of conversion, into shares of Reptron common stock at any time prior to the close of business on August 1, 2004, at a conversion rate of 35.0877 shares of common stock per $1,000 principal amount of the Convertible Notes (equivalent to a conversion price of approximately $28.50 per share). There is no requirement that the holders of the Convertible Notes convert on or before August 1, 2004. Additionally, Reptron has the right to require the redemption of the Convertible Notes under certain circumstances. Management believes it is extremely unlikely that the Convertible Notes will be either converted or redeemed given Reptron's financial condition and the trading price for its stock.

               Distribution Division of Reptron Electronics, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                (Including notes applicable to unaudited periods)


NOTE E - RELATED PARTY TRANSACTIONS - Continued

Reptron allocates corporate interest expense based on the percentage of the net divisional assets to total assets. Total interest expense allocated to the Distribution Division was approximately $5,376,000, $3,740,000, $2,456,000, $736,000 and $819,000 for the years ended December 31, 2000, 2001, and 2002, and the three months ended March 31, 2002 and 2003, respectively. In the opinion of management, the allocation of interest expense has been determined on a reasonable basis and reflects the expenses of the Distribution Division.

Employee Benefits

Reptron's Incentive Stock Option Plan (the "ISO Plan") was adopted in November 1993 to provide for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code. A total of 2,000,000 shares of Reptron common stock have been reserved for issuance under the ISO Plan. In May 2001, Reptron's shareholders approved the establishment of the Reptron 2002 Incentive Stock Option Plan (the "2002 Plan"). The 2002 Plan has essentially the same terms and conditions and is administered identically to the ISO Plan. A total of 1,000,000 shares of Reptron common stock have been reserved for issuance under the 2002 Plan. The ISO Plan is intended to provide incentives to officers, and other key employees and to enhance Reptron's ability to attract and retain qualified employees. Stock options are granted for the purchase of Reptron common stock at a price not less than the fair market value on the date of grant. In general, the options must be exercised while employed by Reptron or 90 days thereafter. There were 1,425,431, and 1,127, 438 shares of Reptron common stock subject to options as of December 31, 2001 and 2002, respectively.

Reptron follows Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (SFAS 123), which establishes a fair value based method of accounting for stock-based employee compensation plans; however, Reptron has elected to account for its employee stock compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been applied.

Had compensation cost for Reptron's stock option plan been determined on the fair value at the grant dates for stock-based employee compensation arrangements consistent with the method required by SFAS 123, the pro forma expense for Reptron would have been approximately $762,000, $831,000, $96,000, $24,000 and $30,000 during the years ended December 31, 2000, 2001 and 2002, and the three months ended March 31, 2002 and 2003, respectively. Management estimates that Distribution Division employees account for approximately 10-15% of the total employees participating in the ISO Plan.

In 1993, Reptron established a deferred compensation plan (the "Plan") under section 401(a) of the Code. Substantially all of the officers and employees of Reptron are eligible to participate in the Plan. Employees are eligible to participate in the Plan after ninety days of service and after attaining age 18. At its discretion, Reptron may make matching contributions to the Plan. Employees are always vested in their contributions and are fully vested in the employer contributions after five years of service. The Distribution Division recognized approximately $118,000, $124,000 and $90,000 of Reptron contributions to the Plan in 2000, 2001 and 2002, respectively.

               Distribution Division of Reptron Electronics, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                (Including notes applicable to unaudited periods)


NOTE E - RELATED PARTY TRANSACTIONS - Continued

Leases

The Distribution Division leased one of its distribution sales offices (Detroit, Michigan) from the CEO of Reptron. The building includes office and warehouse space and totals approximately 10,000 square feet. Rent expenses on this facility totaled $72,000 in 2000, 2001 and 2002, respectively, which management believes to be comparable to the rent that would be paid to an unrelated party.

NOTE F - INVENTORIES

Inventories consist of the following (in thousands):

                                                             December 31,               March 31,
                                                      -------------------------         --------
                                                        2001             2002             2003
                                                      --------         --------         --------
                                                                                       (unaudited)
Inventories                                           $ 44,768         $ 30,814         $ 26,653
Less reserve for excess and obsolete inventory          (2,098)          (4,453)         (14,320)
                                                      --------         --------         --------
                                                      $ 42,670         $ 26,361         $ 12,333
                                                      ========         ========         ========

The Distribution Division recorded a $10 million, $3.2 million and $10.4 million charge to reflect inventories at the lower of cost or market during the years ended December 31, 2001 and 2002 and the three months ended March 31, 2003, respectively. The reserve for excess and obsolete inventory as of December 31, 2002 and March 31, 2003 includes the $3.2 million and $10.4 million amounts. These charges were necessitated by significant declines in component pricing, excess components due to significant reductions in customer demands, vendor line terminations, and the expected disposition of the Distribution Division as of March 31, 2003.

NOTE G - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands):

                                                           December 31,
                                                      -----------------------
                                                       2001            2002
                                                      -------         -------
Furniture, fixtures and equipment                     $ 7,944         $ 7,047
Leasehold improvements                                  1,147           1,015
                                                      -------         -------
                                                        9,091           8,062
Less accumulated depreciation and amortization         (6,526)         (6,368)
                                                      -------         -------
                                                      $ 2,565         $ 1,694
                                                      =======         =======

Depreciation expense was $1,661,000, $1,500,000, and $826,000 during the years ended December 31, 2000, 2001, and 2002, respectively.

               Distribution Division of Reptron Electronics, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                (Including notes applicable to unaudited periods)


NOTE H - INCOME TAXES

Reptron's effective tax rate differs from the statutory U. S. federal income tax rate as a result of the following:

                                                            Year Ended December 31,
                                                     -------------------------------------
                                                      2000           2001            2002
                                                     ------         ------          ------
Statutory federal tax rate                             34.0%          34.0%           34.0%
State income taxes of approximately 8.5%,
  7.4% and 7.4 % in 2000, 2001, and 2002, net
  of federal tax benefit                                5.9            4.8             4.9
Meals and entertainment                                 1.5           (0.4)           (0.2)
Deferred tax valuation allowance                        0.0          (10.9)          (38.7)
                                                     ------         ------          ------
Effective tax rate                                     41.4%          27.5%            0.0%
                                                     ======         ======          ======

Deferred income tax assets and liabilities resulting from differences between accounting for financial statement purposes and tax purposes pursuant to SFAS No. 109, are summarized as follows (in thousands):

                                               December 31,
                                         -------------------------
                                           2001             2002
                                         --------         --------
Deferred tax assets
  Net operating loss carryforward        $  3,554         $ 10,230
  Inventory reserves                          839            1,781
  Other                                       259              407
                                         --------         --------
                                            4,652           12,418
                                         --------         --------
Deferred tax liabilities
  Depreciation                                273              221
                                         --------         --------
                                              273              221
                                         --------         --------
Net deferred tax asset                      4,379           12,197
Less:  valuation allowance                 (2,200)         (10,018)
                                         --------         --------
                                         $  2,179         $  2,179
                                         ========         ========

The Distribution Division has net operating loss carryforwards of approximately $25.6 million for federal and state income tax purposes, which principally expire in the years 2018 through 2022, based on Reptron's consolidated income tax attributes. Realization of the net operating loss carryforwards is contingent upon future taxable earnings in the appropriate jurisdictions. Valuation allowances have been recorded in 2001 and 2002 for deferred tax assets that may not be realized. The net operating loss carryforwards are reviewed for expected utilization, using a "more likely than not" approach, based on the associated taxing jurisdiction (federal or state), the relevant history, the applicable expiration dates, and identified actions under the control of Reptron and the Distribution Division in realizing the associated carryforward benefits. Management assesses the available positive and negative evidence surrounding the recoverability of the deferred tax assets, including estimated taxable income for a limited forecast period, and applies its judgment in estimating the amount of valuation allowance necessary under the

               Distribution Division of Reptron Electronics, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                (Including notes applicable to unaudited periods)


NOTE H - INCOME TAXES - Continued

circumstances. Management continues to assess and evaluate strategies that will enable the carryforward, or a greater portion thereof, to be utilized, and will reduce the valuation allowance appropriately for each item at such time when it is determined that the "more likely than not" criterion is satisfied. These assessments consider the expected utilization by Reptron of the Distribution Division's tax assets as if there was a tax sharing arrangement between these parties. If the Distribution Division had filed separate tax returns, an additional valuation allowance of approximately $2,179,000 would have been recognized through December 31, 2001.

NOTE I - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Distribution Division has operating leases for facilities and certain machinery and equipment, which expire at various dates through 2011. Certain leases provide for payment by the Distribution Division of any increases in property taxes and insurance over a base amount and others provide for payment of all property taxes and insurance by the Distribution Division. See Note E for leases with related parties.

Future minimum payments, by year and in the aggregate, under noncancellable operating leases consist of the following at December 31, 2002 (in thousands):

Year ending December 31,
------------------------
       2003                                                  $ 920
       2004                                                    670
       2005                                                    482
       2006                                                    400
       2007                                                    373
       Thereafter                                            1,245

Total rent expense for the years ended December 31, 2000, 2001 and 2002 was approximately, $1,151,000, $1,701,000, and $1,496,000, respectively.

Litigation

Reptron is one of ninety-one defendants in a patent infringement action commenced by the Lemelson Medical, Education & Research Foundation, Limited Partnership ("Lemelson"). Lemelson alleges that Reptron and the other co-defendants have infringed various patents that purportedly cover the use of "machine vision" and "bar code" scanning equipment. These allegations also apply to the Distribution Division. Lemelson has asserted similar claims against other companies in Reptron's industry, as well as against companies in other industries. Reptron understands that Lemelson has entered into licenses of the patents alleged to be infringed with others. If Reptron's defenses of the alleged claims prove unsuccessful, Reptron cannot assure that it will be offered a license of the Lemelson patents. Based on Reptron's understanding of the terms that Lemelson has made available to other licensees, if such a license is negotiated, Reptron believes that obtaining a license from Lemelson under the same or similar terms would not have a material adverse effect on its results of operations or financial condition. However, if a license is effectuated, Reptron cannot assure that its terms, or the ultimate resolution of this matter, will not have a material adverse effect on Reptron's operating results or financial condition.

               Distribution Division of Reptron Electronics, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                (Including notes applicable to unaudited periods)


NOTE I - COMMITMENTS AND CONTINGENCIES - Continued

Reptron is, from time to time, involved in litigation relating to claims arising out of its operations in the ordinary course of business. Reptron believes that none of these claims, which were outstanding as of December 31, 2002 and March 31, 2003, should have a material adverse impact on its financial condition or results of operations.

RESTRUCTURING

Reptron recognized restructuring costs of approximately $1,246,000 during the fourth quarter of 2002 in connection with closing eight branches of the Distribution Division. Restructuring costs of $1,096,000 related directly to the Distribution Division and consisted of employee separation and facility consolidation costs of approximately $706,000 and $390,000, respectively.

The activity in the restructuring reserve is as follows:

Restructuring charge recorded                                                   $1,096,000
Amount paid during the year ended December 31, 2002                                (15,000)
                                                                                ----------
Restructuring reserve at December 31, 2002                                       1,081,000
Amount paid during the three months ended March 31, 2003 (unaudited)              (515,000)
                                                                                ---------
Restructuring reserve at March 31, 2003 (unaudited)                             $  566,000
                                                                                ==========

As of March 31, 2003, the restructuring reserve consists of employee separation and facility consolidation costs of $541,000 and $25,000, respectively.

NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS

At December 31, 2002, the carrying amount of accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturities of these items.